UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2011

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

                      Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 22, 2011, J. C. Penney Company, Inc. (the “Company”) and Myron E. Ullman, III, Chairman and CEO of the Company, entered into a Transition Services Agreement (the “Agreement”) pursuant to which Mr. Ullman agrees to provide services to the Company in connection with the transition of his responsibilities as CEO to Ronald B. Johnson.  In addition, Mr. Ullman agrees to be subject to certain restrictive covenants for an 18-month period following his retirement from the Company, including with respect to confidentiality, nonsolicitation of employees, noninterference with business relations and noncompetition.  In exchange for these agreements, Mr. Ullman will receive transition services compensation in accordance with the terms and conditions of the Agreement.  The transition services compensation includes a time-based restricted stock unit award valued at $5,000,000, a lump sum cash payment of $10,100,000, a cash payment equal to the fair value of his unvested stock options that would otherwise be forfeited as of his retirement date and accelerated vesting of his unvested restricted stock units that would otherwise be forfeited as of his retirement date.  Under the Agreement, Mr. Ullman will also continue to receive his current base salary through his retirement date and will receive his incentive compensation for the 2011 fiscal year, payable at the target amount of $1,875,000, upon his retirement from the Company.  Mr. Ullman will continue to be entitled to his accrued benefits under the Company’s employee benefit plans and policies in which he participates.

A copy of the Agreement is filed herewith as Exhibit 10.1.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is incorporated herein by reference.

Item 9.01                 Financial Statements and Exhibits.

(d)	Exhibit 10.1	Transition Services Agreement dated as of August 22, 2011 between the Company and Myron E. Ullman, III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By: /s/ Janet Dhillon
      Janet Dhillon
Executive Vice President,
General Counsel and Secretary

Date:  August 25, 2011

EXHIBIT INDEX

Exhibit Number                       Description

10.1	Transition Services Agreement dated as of August 22, 2011 between the Company and Myron E. Ullman, III